Consent of Independent Auditors


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Deferred Compensation Plan for Executives of Unisys Corporation of our report dated January 14, 1999 (except for the fourth paragraph of Note 16 as to which the date is January 21, 1999), with respect to the consolidated financial statements of Unisys Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 2, 1999